Prospectus Supplement
                                      Filed under Rule 424(b)(3)
                                    Registration Number 33339673


                       World Airways, Inc.

Selling Securityholders

     The Prospectus dated June 26, 1998 (the "Prospectus"), relating to the public resale of up to $50,000,000 aggregate principal amount of 8% Convertible Senior Subordinated Debentures due 2004 (the "Debentures") of World Airways, Inc. (the "Company") and shares of common stock of the Company (the "Common Stock") to be issued upon conversion of the Debentures, is hereby supplemented by replacing the table of selling securityholders set forth on page 35 of the Prospectus with the new selling securityholder table provided below, which information is as of the date of this Prospectus Supplement.

     Any or all of the Debentures or Common Stock may be offered for sale pursuant to the Prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amount of the Debentures or Common Stock that will be held by the selling securityholders upon consummation of any such sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Debentures since the date on which the information regarding their Debentures was provided, in transactions exempt from the registration requirements of the Securities Act of 1933.


                                                   Principal
                                                    Amount
          Name of Selling Securityholder         of Debentures
                                               Beneficially Owned

BankBoston, N.A.                                       148,000
Bear, Stearns Securities Corp.                       1,357,000
Berwyn Income Fund                                   2,200,000
Catholic Mutual Relief Society of America              380,000
Catholic Mutual Relief Society Retirement Plan
  & Trust                                              200,000
Century National Insurance Company                     750,000
Chase Manhattan Bank/Chemical                        5,285,000
Chrysler Insurance Company - Total Return               35,000
Citibank, N.A.                                       4,605,000
CommerzBank Capital Markets Corp.                      500,000
Corbel Investments                                     150,000
Donaldson, Lufkin and Jenrette Securities Corp.      2,289,000
Equity Commonwealth                                     30,000
Eileen M. Connell, IRA                                  20,000
Forest Alternative Strategies A-5                      150,000
Forest Alternative Strategies A 5 M                     10,000
Forest Alternative Strategies Fund A 5 I                25,000
Forest Alternative Strategies Fund B-3                  42,000
Forest Greyhound                                        75,000
Forest Global Convertible Fund A-5                     150,000
Forest Global Convertible Fund B-1                      50,000
Forest Global Convertible Fund B-2                      50,000
Forest Global Convertible Fund B-3                      15,000
Forest Global Convertible Fund B-5                      30,000
Forest Performance Fund                                 98,000
Fort Dearborn Life Insurance Company                   190,000
Fox Family Foundation DTD                               80,000
Fox Family Portfolio Partnership                       210,000
Helix Convertible Opportunities L.P.                   950,000
Helix Convertible Opportunities Fund LTD             1,030,000
ING Baring Furman Selz LLC                             620,000
Investors Bank & Trust/M.F. Custody                  2,000,000
Jack C. Massey Foundation                               50,000
Lakeshore International, LTD                         1,300,000
Levin Charitable Trust                                  10,000
LLT Limited                                             15,000
Marie Daly Banks Trust                                  15,000
McMahon Securities Company, L.P.                       148,000
MHR Capital Partners LP                              1,000,000
Morgan Stanley & Co. Incorporated                    1,105,000
Museum of Fine Arts, Boston                            129,000
New Hampshire Retirement System                        693,000
PMC Bank, National Association                       2,200,000
ProMutual                                              464,000
Putnam Capital Appreciation Fund                    10,000,000
Putnam Convertible Income-Growth Trust               2,319,000
Putnam Convertible Opportunities and Income Trust      458,000
R.C. Roland                                             30,000
Shepherd Management Services                            50,000
State Street Bank  -- Custodian                      4,985,000
The Common Fund FAO Absolute Return Fund                70,000
University of Rochester                                160,000
Value Line Convertible Fund                          1,200,000
Zazove Aggressive Growth Fund, L.P.                    555,000
Zazove Convertible Fund, L.P.                        1,355,000
Zazove Global Convertible Fund, L.P.                   135,000
Unnamed holders of Debentures or any
  future transferees, pledgees, donees or
  successors of or from any such unnamed holder      1,180,000


Business

     Effective May 1, 1999, Mr. Russell L. Ray resigned as
Chairman of the Board of Directors, President and Chief Executive
Officer of the Company.  Mr. Ray will remain a nonemployee
Director of the Company.  Mr. Hollis L. Harris will succeed Mr.
Ray as Chairman of the Board, President and Chief Executive Officer of the Company.




     The date of this Prospectus Supplement is May 7, 1999